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                                                                    EXHIBIT 10.4




March 22, 2000


Mr. Thomas Davidsson
Runebergsgatan 4
114 29 Stockholm
Sweden


Dear Thomas:

On the behalf of Digex, Inc., I am pleased to offer you the position of Senior Vice President for Europe at Digex, Inc., reporting to myself, Mark Shull, Chief Executive Officer, Digex, Inc. You will be an employee of our wholly owned Digex Sweden subsidiary, which is in the process of being established. This is a regular full-time position and will be based in Sweden. You will be expected to travel extensively.

We will look to you to lead the planning and execution of our expansion into Europe and in mobile applications hosting globally. We anticipate that this will result in your holding a Managing Director position in Digex Europe and becoming the General Manager for our mobile applications hosting business globally.

We hope that you will be able to join us on the first of April 2000.

Base Salary
In this position, your annual base salary will be SEK 1,800,000. Base salary will be payable in arrears in twelve installments per annum. Salaries are reviewed annually on an anniversary basis, and increases are granted in accordance with Company policy.

Incentive Compensation
You will be eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you will be eligible for a bonus of 50% of your base salary. At 100% of objectives achievement your total potential cash compensation is SEK 2,700,000.

The incentive will be prorated on the base pay received during the current fiscal calendar year. This incentive opportunity is contingent upon the achievement of corporate and individual objectives as determined by your management. This bonus is evaluated and paid on an annual basis.
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Mr. Thomas Davidsson
March 22, 2000
Page 2

Car
In this assignment, Digex will provide you with a vehicle in line with the Company Car Policy. In your position, standard of car shall be equivalent to a Saab 95 (Fuel expenses for business and private use and all maintenance costs are included).

You can alternatively elect to receive a car allowance in cash, paid out per month on a cost neutral basis.

Share Option Scheme
Digex is currently working on the design of a stock option plan for its European employees. You will be eligible for inclusion in the share option scheme of Digex Europe. All conditions related to the Share Option Scheme are set and decisions made at the Company's absolute discretion. Any change of conditions shall not constitute breach of this agreement.

As an alternative to your participation in the future Digex stock incentive plan for European employees, Digex could extend you the opportunity to participate to the US stock incentive plan under the condition that Digex would not incur any employer's tax liability on your behalf.

Accordingly, you will arrange your personal location and circumstances to mitigate or eliminate any charge to tax whatsoever on the employer/Digex that might arise from, in connection with or by reference to your holding of any stock options under the Digex Stock Incentive Plan or any dealing release or exercise relating thereto.

On that basis, this offer would include a stock option grant covering an aggregate of 200,000 shares of Digex common stock contingent upon approval by the Compensation Committee of the Board of Directors. You will be granted 180,000 shares at an exercise price equal to the market price of Digex Inc. common stock on the date that the grant is approved and the remaining 20,000 shares at an exercise price equal to $50.00 less than the strike price of the first part of the grant.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period. 25% of the shares covered by the option will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex. Additionally, upon a change in control of the company, this grant will fully vest one year following such change. Details will be provided in your Grant Agreement upon approval by the Board of Directors. The option will be issued pursuant to the Company's US long-term Incentive Plan and will be subject to all the terms and conditions of that plan.

Benefits
As an employee of Digex you will be entitled to all employee benefits offered to Digex's senior management in Europe.
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Mr. Thomas Davidsson
March 22, 2000
Page 3

Short Term Cash Sickness Benefit
In the event of the Employee being unable to discharge his duties, the Company will pay the Employee a short-term cash sickness benefit in line with common practice in Swedish Industry. After 90 days of continuous illness, the pension insurance will come into force and pay a long-term disability pension.

Pension & Insurance Coverage
The Company will annually contribute towards a pension scheme selected and designed by the Employee, "Ordinary Retirement Scheme". Company contribution shall be equal to the maximum amount deductible (10 base amounts, currently SEK 366,000 per annum). Social charges on levied contributions to pension arrangements will be paid by the Company. Disability coverage and survivor's benefits shall be a part of the arrangement and be on a satisfactory level. Retirement age is 65.

Holiday Entitlement
Vacation will be granted in accordance to Digex's European vacation policy for senior management employees.

Termination of Agreement
The agreement may be terminated by either party giving to the other six months advance notice in writing. The Company reserves the right to remove the Employee from his position during the time of notice period. During the notice period the Employee is entitled to the conditions of this agreement.

Should the agreement be terminated by the Company for any reason other than material breach of agreement, the Employee shall receive in addition to time of notice a severance pay amounting to six months salary as per date the day before giving notice. The severance pay shall, unless otherwise agreed upon, be paid every month starting the first month after the effective date of termination.

The Company reserves the right to terminate this agreement at any time without advance notice or severance pay in the event of material breach of contract, including act of gross negligence or gross misconduct by the Employee and willful failure to perform his duties with the Company. Material breach of contract after the termination of employment may result in the immediate cessation of severance pay and other benefits.

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Mr. Thomas Davidsson
March 22, 2000
Page 4


Jurisdiction
This offer is construed according to the laws of the state of Delaware, USA applicable to contracts made and to be performed in that state. Any dispute about the agreement shall be submitted to an Arbitration court if the parties cannot come to a consensus as to the interpretation of the conditions. Cost for the arbitration proceedings shall be defrayed by the Company provided the Employee has not unduly instigated the arbitration procedure. In such case, the arbitrators shall determine the distribution of arbitration cost.

Other Employment Conditions
This offer is contingent on the following:

Your acknowledgement and execution of our "Employee Agreement Regarding Intellectual Property and Proprietary Information", "Conflict of Interest and Disclosure of Confidential Information" and which will be reviewed and authorized by you and a company representative.

Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by the 27th of March 2000. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

If you have any questions or need additional information, please feel free to call me at (240) 264-2470 or Tim Adams, Chief Financial Officer, 240 264-2635, tadams@digex.com. I am looking forward to your joining the Digex Executive Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

Sincerely yours,

/s/  MARK SHULL

Mark Shull
President &
Chief Executive Officer
Digex, Inc.

cc:      D. Ruberg

Enclosure

                              /s/  THOMAS DAVIDSSON            March 22, 2000
                              ----------------------------     --------------
                              Accepted:   Thomas Davidsson     Date: